                            ADVANCE ON SALES BONUSES

$50,000                                                             June 1, 1997

     FOR VALUE RECEIVED, Michael Petrillo and his heirs, executors and administrators ("Borrower") hereby Promises to pay Lifecodes Corporation ("Lender") the principal sum of Fifty Thousand Dollars ($50,000) plus interest on the unpaid principal balance at the rate of 8.5% per annum as described in the following paragraph.

     Payments of principal and interest, at the repayment rate of 50% of Sales Bonus Earned, shall be made in lawful currency of the United States at the offices of the Lender at 550 West Ave., Stamford, CT, commencing with the Sales Bonus Earned for the quarter ended September 30, 1997 and at the end of each subsequent quarter until all principal and interest is repaid. For the purpose of interpretation, "Sales Bonus Earned" shall mean the net amount payable to Borrower as sales commission for each calendar quarter (see "Attachment 11:
Incentive Compensation Plan") after deduction of any state or federal taxes or fees. Any balance of principal or interest remaining and unpaid on June 30, 2000 shall become immediately payable by Borrower.

     The obligations of Borrower are secured ("Collateral") by a first priority pledge of and security interest in (1) Borrower's rights under his options to purchase common stock of the Lender, and, (2) any shares of stock of Lender issuable upon exercise of such options. Borrower agrees that the grant of the security interest in the Collateral shall be irrevocable and unconditional, irrespective of the validity, legality or enforceability of the obligations of the Borrower hereunder.

     In the event (A) the Borrower ceases to be employed by the Lender, (B) Borrower, pursuant to or within the meaning of Title 11, U.S. Code or any similar foreign, United States federal or state law for the relief of debtors ("Bankruptcy Law"), (i) commences a voluntary proceeding, (ii) consents to entry of an order for relief against Borrower in an involuntary case or proceeding,
(iii) consents to the appointment for Borrower of a receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law (a "Custodian"), or (iv) makes a general assignment for the benefit of Borrower's creditors, or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, or (vi) Borrower is in default under this Agreement, then in any such case all unpaid principal and interest payable hereunder to Lender shall immediately become due and payable without any declaration or other act on the part of the Lender.


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     Borrower shall pay all of the costs and expenses of Lender in connection with any action taken by it to collect or enforce this Agreement or to protect its rights with respect thereto including reasonable attorney's fees, whether or not suit is instituted, and Lender may, without limitation, take judgement for all such amounts.

     Borrower hereby submits to the jurisdiction of the courts of the State of Connecticut and the Federal Courts of the United States of America for Connecticut in respect to any action or proceeding relating to this Agreement or the enforcement of any judgement thereto. Borrower hereby waives, and agrees not to assert as a defense in any action, suit or proceeding for the interpretation and/or enforcement of this Agreement that Borrower is not subject thereto or that such action cannot be brought in said courts. Borrower agrees that service of process in any such action, suit or proceeding shall be deemed in every respect effective service of process upon him if mailed or delivered to Michael Petrillo, 718 Broadway, New York, N.Y. ______.

     This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut applicable to instruments made and to be performed in Connecticut and cannot be changed orally.


                                                     /s/ Michael Petrillo
                                                     ---------------------------
                                                          Michael Petrillo




mikeloan:5-9-97

FY-1997 PROPOSED INCENTIVE COMPENSATION PLAN

MIKE PETRILLO VICE-PRESIDENT SALES & MARKETING

INCOME HISTORY

                           BASE               INCENTIVE                  TOTAL
                           ----               ---------                  -----
ACTUAL 1995                65,000             20,420                     85,4220
ACTUAL 1996                67,500             57,611                     125,111
PROPOSED 1997              88,700             51,500                     140,200

PROPOSED 1997 INCOME BASED UPON A 23% SALES INCREASE TO PLAN.



1)   Raise base to $90,000 effective 2-1-97.

2)   Raise car allowance from $500 to $600/mo. effective 2-1-97.

3)   Retroactive to October 1, 1996, change bonus to:

               - 20% of prior year's bonus paid quarterly ($11,500)
               - 2% commission of first $400,000 in incremental sales
               - 4% commission on next $800,000 in incremental sales
               - 5% commission on all sales over Plan ($1.2 delta)

     Note: a reduction of 3% an any sales derived from incremental NMDP funding and a credit of 3% an any lost NMDP funding.

4) Up to 20% of any bonus payable may be taken in Lifecodes stock at most recent arms-length price (BOD to determine "most recent arms length price").



                                     /s/ Walter O. Fredericks           1/28/97
                                     ------------------------------------------
                                     Walter O. Fredericks                   Date



                                     /s/ Michael Petrillo               1/28/97
                                     ------------------------------------------
                                     Michael Petrillo                      Date